As filed with the Securities and Exchange Commission on June 28, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 27, 2024

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BGS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Item 8.01. Other Events.

On June 27, 2024, B&G Foods issued a press release announcing the pricing of an offering of an additional $250.0 million aggregate principal amount of 8.000% senior secured notes due 2028 in a transaction exempt from registration under the Securities Act of 1933, as amended. The new senior secured notes are being issued at a price of 100.5% plus accrued and unpaid interest from March 15, 2024 to, but excluding, the closing date. The offering, which has been upsized from the previously announced aggregate principal amount of $100.0 million, is expected to close on July 12, 2024, subject to customary closing conditions.

In connection with the upsizing of the offering, B&G Foods expects to reduce the size of our previously announced proposed amended tranche B term loans under our senior secured credit agreement from $600.0 million to $450.0 million aggregate principal amount.

The new senior secured notes will constitute an additional issuance of senior secured notes under the indenture, dated as of September 26, 2023, governing the previously issued 8.000% senior secured notes due 2028.

The new senior secured notes will be guaranteed on a senior secured basis by certain domestic subsidiaries of B&G Foods (that guarantee B&G Foods’ existing senior secured credit agreement, existing senior secured notes and existing senior unsecured notes). The new senior secured notes will be secured by a first-priority security interest in certain collateral, which generally includes most of B&G Foods’ and the guarantors’ right or interest in or to property of any kind, except for real property and certain intangible assets, and which collateral also secures B&G Foods’ existing senior secured credit agreement and existing senior secured notes on a pari passu basis.

We estimate that the net proceeds from the offering will be approximately $247.3 million after deducting fees and expenses related to the offering. We intend to use the proceeds of the offering to repay a portion of our revolving credit loans and tranche B term loans under our senior secured credit agreement and pay related fees and expenses.

In connection with the offering, B&G Foods and the subsidiary guarantors have entered into a purchase agreement, dated as of June 27, 2024, with Barclays Capital Inc. as representative of the several initial purchasers named therein, relating to the issuance and sale to the initial purchasers of the new senior secured notes. The purchase agreement contains customary representations and warranties, closing conditions and indemnification obligations. A copy of the purchase agreement is filed as Exhibit 10.1 to this report and is incorporated by reference herein.

The offering of the new senior secured notes and the related guarantees have not been and will not be registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction. Accordingly, the new senior secured notes and the related guarantees may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable securities laws of any state or other jurisdiction.

This current report is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the new senior secured notes and the related guarantees, nor shall there be any sale of the new senior secured notes and the related guarantees in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the press release announcing the pricing and upsizing of the offering of new senior secured notes and the resizing of the proposed amended tranche B term loans, which is attached to this report as Exhibit 99.1, is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)            Exhibits.

10.1	Purchase Agreement, dated as of June 27, 2024, among B&G Foods, Inc., the subsidiary guarantors named therein and Barclays Capital Inc. as Representative of the several Initial Purchasers named in Schedule I thereto

99.1	Press release dated June 27, 2024

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: June 28, 2024	By:	/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President, General Counsel and Secretary